Exhibit 10.6
FORM OF RESTRICTED SHARE UNIT AGREEMENT
UNDER THE AMENDED AND RESTATED AIRCASTLE LIMITED
2005 EQUITY AND INCENTIVE PLAN
EMPLOYEE FORM-INTERNATIONAL
     This Award Agreement (this “Restricted Share Unit Agreement”), dated as of                     , 2009 (the “Date of Grant”), is made by and between Aircastle Investment Limited, a Bermuda exempted company (the “Company”) and [                    ] (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
     1. Grant.
          (a) Restricted Share Units. The Company hereby grants to the Participant [___] units, each unit representing one Share (such units, the “Restricted Share Units”), subject to all of the terms and conditions of this Restricted Share Unit Agreement and the Plan.
          (b) Other Stock-Based Award. The Company hereby grants to the Participant dividend equivalent rights on a notional [                    ] Shares (such rights, the “DERs” and such number of Shares being the “number of DERs”), subject to all of the terms and Conditions of this Restricted Share Unit Agreement and the Plan.
2.	Restricted Share Unit Vesting and Issuance of Shares; DER Vesting and Payment Terms.
          (a) Vesting of Restricted Share Units.
               (i) General. Subject to the provisions set forth below, the number of Restricted Share Units specified for each Vesting Date shall vest and Shares shall become deliverable to the Participant as follows:

Number of
Vesting Date	Restricted Share Units / Shares
[January 1, 2010	X
January 1, 2011	X
January 1, 2012	X
January 1, 2013	X
January 1, 2014]	X
subject in each case to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates, and provided that the Participant has not given notice of resignation, as of the relevant such Vesting Date, subject to paragraph (ii) of this Section 2(a).
               (ii) Following Certain Terminations of Employment. Subject to the next sentence, upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, any Restricted Share Units which have not already vested shall immediately expire without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Share Units. Notwithstanding the foregoing:
     (x) in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated without Cause, then the Restricted Share Units (if any) which are due to vest at the next Vesting Date shall vest on the date of such termination of employment and Shares shall be issued to the Participant, subject to the Participant’s execution of a separation agreement prepared by the Company (or any Subsidiary of Affiliate) which includes, inter alia, a general release of claims;

     (y) in the event that the Participant’s employment is terminated without Cause within 12 months following a Change of Control, then 100% of the Restricted Share Units that are not vested as of the date of such termination shall immediately vest and Shares shall be issued to the Participant; and
     (z) in the event that the Participant’s employment with the Company or a Subsidiary or Affiliate is terminated in connection with the death or Disability of the Participant, then 100% of the Restricted Share Units that are not vested as of the date of such termination shall immediately vest and Shares shall be issued to the Participant or his/her heirs, assigns or personal representatives, as the case may be.
          (iii) Issuance of Shares. Upon vesting of any Restricted Share Units under this Section 2(a) or Section 5 hereof, if Shares are then certificated by the Company, the Company shall promptly issue to the Participant one or more share certificates in respect of such Shares.
          (b) Restrictions.
               (i) Restricted Share Units. Until the Restricted Share Units vest and Shares are delivered to the Participant in respect of such Restricted Share Units as provided in Section 2(a) or Section 5 hereof, or as otherwise provided in the Plan, no transfer of the Restricted Share Units or any of the Participant’s rights with respect to the Restricted Share Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Share Units or any rights in respect of Restricted Share Units before vesting, such Restricted Share Units, and all of the rights related thereto, shall immediately expire.
               (ii) DERs. No transfer of the DERs or any of the Participant’s rights with respect to the DERs, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer any DERs or any rights in respect of DERs shall result in such DERs being immediately forfeited by the Participant without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs.
          (c) DER Terms.
               (i) Vesting. All of the Participant’s rights to the DERs are fully vested on the Date of Grant and the Participant shall be entitled to receive a cash payment equal to any ordinary dividends paid to holders of Shares on the date that such dividend is paid to the holders of Shares.
               (ii) Forfeiture. Upon vesting of any Restricted Shares as provided in Section 2(a) or Section 5 hereof, or as otherwise provided in the Plan, the Participant shall forfeit to the Company DERs with respect to an equivalent number of Shares, without any consideration of any kind being paid to the Participant in respect thereof, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such DERs or the notional Shares on which they were granted. For DERs in respect of any Shares, the period from the Date of Grant to the date of forfeiture pursuant to the preceding sentence is referred to herein as the “DER Vested Period”.
               (iii) Payment. If, during the DER Vested Period for any DERs, the record date for any dividends payable in respect of the Shares occurs, then promptly following the payment of such dividends to holders of such Shares, the Company shall pay a bonus to the Participant in an amount equal to (x) the per-share dividend so paid to such holders, multiplied by (y) the number of DERs vested in the Participant on such record date.
     3. Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Share Units and DERs.

     4. [Intentionally Omitted].
     5. Certain Changes. The Administrator may accelerate the Vesting Date for, or otherwise adjust any of the terms of, the Restricted Share Units; provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Participant’s rights hereunder.
     6. Notices. All notices and other communications under this Restricted Share Unit Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford CT 06902, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
     7. Securities Laws Requirements. The Company shall not be obligated to issue Shares to the Participant if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).
     8. No Obligation to Register. The Company shall be under no obligation to register the Shares pursuant to the Securities Act or any other federal or state securities laws.
     9. Protections Against Violations of Agreement; Escrow. No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Share Units or DERs by any holder thereof in violation of the provisions of this Restricted Share Unit Agreement will be valid, and the Company will not transfer any of said Restricted Share Units on its books, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
     10. Taxes. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Unit Agreement. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the grants hereunder, or the Company or an affiliate may at its option deduct from the Participant’s next normal payroll, an amount equal to the taxes the Company determines it is required to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the grants hereunder. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Administrator, in its sole discretion, by electing to have the Company repurchase Shares which the Participant already owns and in such event the Company shall repurchase such number of Shares having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional amounts shall be settled in cash.
The Participant acknowledges that the tax laws and regulations applicable to the Restricted Share Units and DERs and the disposition of the Shares the Participant may receive following vesting of the Restricted Share Units are complex and subject to change, and it is the sole responsibility of the Participant to obtain his or her own advice as to the tax treatment of the terms of this Restricted Share Unit Agreement.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT REPRESENTS THAT HE OR SHE HAS REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE PARTICIPANT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

     11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     12. Confidentiality. The Participant acknowledges and agrees to comply with the confidentiality covenant in his/her employment letter(s) dated                     .
     13. [Intentionally Omitted].
     14. [Intentionally Omitted].
     15. Governing Law. This Restricted Share Unit Agreement shall be governed by and construed according to the laws of Bermuda.
     16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Share Units and this Restricted Share Unit Agreement shall be subject to all terms and conditions of the Plan and this Restricted Share Unit Agreement.
     17. Amendments; Construction. The Administrator may amend the terms of this Restricted Share Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 12 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 12 shall supersede such conflicting terms and control. Headings to Sections of this Restricted Share Unit Agreement are intended for convenience of reference only, are not part of this Restricted Share Unit Agreement and shall have no affect on the interpretation hereof.
     18. Survival of Terms. This Restricted Share Unit Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
     19. Rights as a Shareholder. Until Shares have been issued to the Participant in accordance with Section 2(a), the Participant shall not have any of the rights of a shareholder with respect to Restricted Share Units. Accordingly, the Participant shall not have the right to vote the Restricted Share Units. The grant of DERs with respect to a notional number of Common Shares shall not confer on the Participant any rights whatsoever as a shareholder of any such shares of Common Shares.
     20. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Share Units, this Restricted Share Unit Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
     21. Authority of the Administrator; Disputes. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Share Unit Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
     22. Representations. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share Unit Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Unit Agreement.
     23. Severability. Should any provision of this Restricted Share Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Unit Agreement.

     24. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Unit Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share Unit Agreement, and accepts the Restricted Share Units subject to all the terms and conditions of the Plan and this Restricted Share Unit Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Unit Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Unit Agreement on the day and year first above written.

AIRCASTLE LIMITED

By
Name
Title

[NAME]

The Participant